Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc. and to the references to our audits of Matador Resources Company’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2014 and March 31, 2015 incorporated by reference in this Registration Statement on Form S-8 and the incorporation by reference of our corresponding audit letters, which appear in Matador Resources Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.

Name:	C.H. (Scott) Rees III, P.E.
Title:	Chairman and Chief Executive Officer

Dallas, Texas

June 10, 2015